UHY Haines Norton
Chartered Accountants

Level 11 | 1 York Street | Sydney | NSW | 2000
GPO Box 4137 | Sydney | NSW | 2001
t: +61 2 9256 6600 | f: +61 2 9256 6611
sydney@uhyhnsyd.com.au
www.uhyhnsydney.com.au

INTELLIGENT BIO SOLUTIONS INC.
The Directors
L35, T1/100 Barangaroo Ave,
Barangaroo NSW 2000

Dear Directors,

We hereby consent to the inclusion in this Current Report on Form 8-K/A and the incorporation by reference in the Registration Statements on Form S-3 (No. 333-264218) and Form S-8 (No. 333-266571) of Intelligent Bio Solutions Inc., of our audit report dated December 7, 2022 relating to the financial statements of Intelligent Fingerprinting Limited as of December 31, 2021 and 2020 and for the years then ended.

We also consent to the reference to our Firm "UHY Haines Norton" under Exhibit 23.1 in such Form 8-K/A.

UHY Haines Norton

UHY Haines Norton

Sydney, New South Wales

2 February 2023